Exhibit 23.5

CONSENT OF WOOD MACKENZIE INC.

We hereby consent to (i) the use of our firm’s name, Wood Mackenzie Inc. (“Wood Mackenzie”), in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by CNX Coal Resources LP and any amendments thereto, including the prospectus contained therein (the “Registration Statement”), and (ii) the inclusion of information relating to the coal industry (the “Information”) in the Registration Statement that was supplied by Wood Mackenzie and references Wood Mackenzie as the source of such Information.

We further wish to advise you that Wood Mackenzie was not employed on a contingent basis and that at the time of the preparation of the Information, as well as at the date hereof, neither Wood Mackenzie nor any of its employees had or now has a substantial interest in CNX Coal Resources LP, its general partner or any of their respective affiliates or subsidiaries.

By:	/s/ Nick Livingstone
Nick Livingstone
Head of Sales & Marketing—Americas
Wood Mackenzie Inc. For and on behalf of Wood Mackenzie Inc.

Date: March 25, 2015